Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Larry E. Lenig, Jr. - (713) 881-2812

SEITEL ELECTS TO TERMINATE STANDSTILL AGREEMENT

RETAINS JEFFERIES & COMPANY AS FINANCIAL ADVISOR

HOUSTON - May 30, 2003 - Seitel, Inc. (the "Company") today announced that it has elected not to continue the standstill agreement (the "Standstill") among the Company and the holders of its senior, unsecured notes (the "Notes"). The Standstill expires on June 2, 2003, and its termination will trigger a default under the Notes. Following the occurrence and during the continuance of any default the Notes are subject to acceleration by the holders. As previously reported, the Company and the holders of the Notes have engaged in extended negotiations since mid 2002. Despite these discussions, no agreement has emerged on the terms for a restructuring of the Notes.

The Company also said that during the last two weeks $96 million in principal amount (or 37.6%) of the Notes have been acquired by a single purchaser. This purchaser has not heretofore been a holder of any Notes. The purchaser has approached the Company and has expressed interest in pursuing alternative approaches to a long-term restructuring of the Company's debt and capital position, including a restructuring of the Notes. The Company expects to begin discussions with the purchaser promptly; however there can be no assurance that an agreement will be reached.

In addition, Seitel announced that it has retained Jefferies & Company to act as its financial advisor in connection with a possible restructuring.

The Company will continue to pursue all alternatives available to implement a restructuring in the best interests of all constituencies, including customers, creditors, employees and shareholders. These alternatives may include negotiated agreements or transactions, court supervised reorganization, accessing public or private debt or equity markets or any combination of the foregoing.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

[Disclaimer]

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. These risk factors are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge